This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes. In the event of any inconsistency between the information presented herein and any such term sheet, such term sheet shall govern. The information contained in this document is for informational purposes only.

JPMorgan Quarterly Review Notes Linked to Platinum due September 4, 2014

The notes are designed for investors who seek early exit prior to maturity at a premium if, on any one of the four Review Dates, the Commodity Price of
Palladium is at or above the Commodity Strike Price. If the notes are not automatically called, investors will lose at least 15% of their principal if the
Ending Commodity Price is less than the Commodity Strike Price by more than the
Contingent Buffer Percentage of 15%. Investors should be willing to accept this risk of loss and be willing to forgo interest payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.
Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

                         Trade Details/Characteristics

Commodity Price:          The official afternoon Platinum fixing per troy ounce gross of Platinum for delivery in
                          Zurich through a member of the London Platinum and Palladium Market (the "LPPM")
                          authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM
                          (Bloomberg ticker PLTMLNPM)
Currency:                 USD
Automatic Call:           If the Commodity Price is greater than or equal to the Commodity Strike Price on any
                          Review Date
Payment if Called:        $1,000 plus the call premium amount calculated as follows:
                          At least 3.20% x $1,000 if called on the first Review Date
                          At least 6.40% x $1,000 if called on the second Review Date
                          At least 9.60% x $1,000 if called on the third Review Date
                          At least 12.80% x $1,000 if called on the final Review Date
                          (to be determined on the pricing date)
Contingent Buffer Amount: 15%
Review Dates:             November 25, 2013, February 24, 2013, May 23, 2014 and August 29, 2014
Ending Averaging Dates:   August 25, 2014, August 26, 2014, August 27, 2014, August 28, 2014 and August 29,
Maturity Date:            2014
                          September 4, 2014
Commodity Return:         (Ending Commodity Price - Commodity Strike Price) / Commodity Strike Price
Commodity Strike Price:   A price to be determined on the pricing date in the sole discretion of the calculation agent.
                          The Commodity Strike Price may or
                          may not be the Commodity Price on the pricing date.
Ending Commodity Price:   The arithmetic average of the Commodity Prices on each of the Ending Averaging Dates
Settlement:               Cash
Payment At Maturity:      If the notes are not automatically called and the Ending Commodity Price is equal to or less than the Commodity Strike Price by up to the Contingent Buffer Amount: $1,000
                          If the notes are not automatically called and the Ending Commodity Price is less than the
                          Commodity Strike Price by more than the Contingent Buffer Amount: $1,000 + ($1,000 x
                          Commodity Return)
                          Your investment may result in a loss of all of your principal at maturity.
Preliminary Term Sheet:   http://www.sec.gov/Archives/edgar/data/19617/000095010313004996/dp40274_fwp-ficc.htm

Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for additional information.

[] Your investment in the notes may result in a loss of some or all of your principal.

[] Your maximum potential gain on the notes will be limited to the call premium applicable for a Review Date.

[] Any payment on the notes is subject to the credit risk of JPMorgan Chase and
Co., which we refer to as JPMC. Therefore, the value of the notes prior to maturity are subject to changes in the market's view of JPMC's creditworthiness.

[] The benefit provided by the Contingent Buffer Amount may terminate on the final Review Date.

[] Investments related to the price of Platinum may be more volatile than traditional securities investments. The Commodity Price will be determined by the LPPM and there are certain risks associated with such determinations being made by the LPPM.

[] Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

[] Many economic factors, such as the volatility of the Commodity Price, time to maturity, interest rates and our creditworthiness, will impact the value of the notes prior to maturity.

[] JPMS' estimated value does not represent future values and may differ from others' estimates.

[] The value of the notes which may be reflected in customer account statements may be higher than JPMS' then-current estimated value for a limited time period.

[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for JPMC (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

[] Potential Conflicts: JPMC and its affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making assumptoins to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging and other trading activities of
JPMC could result in substantial returns for J.P. Morgan while the value of the notes declines.

[] The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.

Hypothetical Return for Quarterly Review Notes (assuming $1,000 Initial
Investment)

First Review Date            Second Review Date           Third Review Date               Final Review Date
---------------------------- ---------------------------- ------------------------------- ----------------------------
If Commodity Price is        If the Commodity Price is    If the Commodity Price is       If the Commodity Price is
greater than or equal to the greater than or equal to the greater than or equal to the    greater than or equal to the
Commodity Strike Price, the  Commodity Strike Price, the  Commodity Strike Price, the     Commodity Strike Price, the
note is called and the       note is called and the       note is called and the investor note is called and the
investor receives full       investor receives full       receives full repayment of      investor receives full
repayment of principal and   repayment of principal and   principal and the call          repayment of principal and
the call premium             the call premium             premium                         the call premium
                                                                                                12.80%
                                                                 9.60%
                                      6.40%
            3.20%
========================== ========================== ========================== ====================================
                                                                                  If the Ending Commodity Price is
If Commodity Price is less If Commodity Price is less If Commodity Price is less  less than the Commodity Strike
than the Commodity Strike  than the Commodity Strike  than the Commodity Strike   Price by up to the Contingent
                                                                                  Buffer Amount, the investor
Price, go to next Review   Price, go to next Review   Price, go to next Review    receives full repayment of
Date                       Date                       Date                        principal.
-------------------------- -------------------------- -------------------------- ------------------------------------
                                                                                 If the Ending Commodity Price is
                                                                                 less than the Commodity Strike Price
                                                                                 by more than the Contingent Buffer
                                                                                 Amount, the investor will lose 1%
                                                                                 principal amount for every 1% that
                                                                                 the Ending Commodity Price is less
                                                                                 than the Commodity Strike Price.

Commodity Price at Commodity Return at Total Return at Total Return at Total Return at Total Return at
     Review Date         Review Date       First Call   Second Call       Third Call       Maturity
                                         Settlement      Settlement      Settlement
================== =================== =============== =============== =============== ===============
      $2,567.00             70.00%          3.200%           6.40%           9.60%          12.80%
      $2,416.00             60.00%          3.200%           6.40%           9.60%          12.80%
      $2,265.00             50.00%          3.200%           6.40%           9.60%          12.80%
      $2,114.00             40.00%          3.200%           6.40%           9.60%          12.80%
      $1,963.00             30.00%          3.200%           6.40%           9.60%          12.80%
      $1,812.00             20.00%          3.200%           6.40%           9.60%          12.80%
      $1,661.00             10.00%          3.200%           6.40%           9.60%          12.80%
================== =================== =============== =============== =============== ===============
      $1,510.00              0.00%          3.200%           6.40%           9.60%          12.80%
================== =================== =============== =============== =============== ===============
      $1,434.50              -5.00%           N/A             N/A             N/A            0.00%
      $1,359.00             -10.00%           N/A             N/A             N/A            0.00%
      $1,283.50             -15.00%           N/A             N/A             N/A            0.00%
      $1,283.35             -15.01%           N/A             N/A             N/A           -15.01%
      $1,208.00             -20.00%           N/A             N/A             N/A           -20.00%
      $1,132.50             -25.00%           N/A             N/A             N/A           -25.00%
      $1,057.00             -30.00%           N/A             N/A             N/A           -30.00%
         $0.00             -100.00%           N/A             N/A             N/A          -100.00%
================== =================== =============== =============== =============== ===============

Each hypothetical return set forth above assumes a Commodity Strike Price of
$1510 a call premium of 12.80% per annum, and reflects the Contingent Buffer
Amount of 15.00% . The actual call premium will be determined on the pricing date and will not be less than 12.80% per annum. The hypothetical total returns on the notes set forth above are for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting the SEC website at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of FINRA, NYSE and
SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Filed pursuant to Rule 433
Registration Statement No: 333-177923
Dated: August 21, 2013